Exhibit 99.1

5835 Peachtree Corners East • Norcross, GA 30092
Telepone (770) 242-8723 Fax (770) 242-8639

Guided Therapeutics Passes Annual ISO Quality Audit Necessary for Continued CE Mark Certification

All external CE Mark testing for Edition 3 successfully completed

NORCROSS, GA (February 14, 2013) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that it passed its annual independent quality audit and, with all external and mechanical testing completed, plans to apply the Edition 3 CE Mark to the LuViva® Advanced Cervical Scan for expanded commercial introduction of the product in select European countries.

“Passing the annual ISO audit and completing all the testing required to apply the Edition 3 CE Mark to LuViva® are major accomplishments for the company and allows management to accelerate its planned product rollout, in tandem with our production ramp up,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc.

“Manufacturing is set to accelerate over the next three to six months and we have plans for the introduction of LuViva in select countries on a rolling basis,” added Dr. Faupel. “After initial shipments to Canada this quarter, we will turn our focus to supplying our distributors in Turkey, the United Kingdom and Northern Europe. We are also capitalizing on meetings recently held with more than 120 potential distributors at Arab Health, which has resulted in a highly competitive landscape for several potentially lucrative markets. In conjunction with our distributors, we will also begin regulatory work in Asia and Latin America later this year, while assessing our technology for primary screening in areas of the world where the infrastructure does not exist for Pap test screening.”

LuViva became compliant with the Edition 2 CE Mark in July, 2012. All external third-party and mechanical testing for the Edition 3 CE Mark has been successfully completed and final software documentation is being compiled and will be filed before the European roll out. LuViva has marketing approval from Health Canada and is under U.S. Food and Drug Administration Premarket review.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

Guided Therapeutics – Edition 3 CE Mark

February 14, 2013

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics – 770-242-8723